Exhibit 99.1

Contacts:

Media Relations	Media/Investor Relations
Bobbie Collins	Brian Beades
212-810-8155	212-810-5596
Bobbie.Collins@blackrock.com	Brian.Beades@blackrock.com

BlackRock Announces Appointment of Ivan Seidenberg to Board of Directors

New York, January 20, 2011 — BlackRock, Inc. (NYSE:BLK) today announced that Ivan G. Seidenberg, Chairman and Chief Executive Officer of Verizon, has joined the Company’s Board of Directors.

“Ivan’s distinguished background and experience in navigating Verizon’s cutting-edge enterprise will add further depth to our well-rounded group of Directors,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “We are pleased to welcome Ivan to our Board of Directors and look forward to his many contributions.”

With the addition of Mr. Seidenberg, BlackRock’s Board of Directors has 19 members, 11 of whom are independent and not affiliated with the Company.

Mr. Seidenberg has led Verizon since its inception in 2000, transforming the company into a premier global network company by building a nationwide wireless network, deploying high-speed fiber broadband direct to homes, and expanding its global Internet backbone network around the world.

Before becoming Verizon’s CEO, Mr. Seidenberg was chairman and CEO of its predecessor companies, NYNEX and Bell Atlantic. In a period of massive industry transformation, he built Verizon by combining Bell Atlantic and NYNEX, GTE and MCI; and created Verizon Wireless by merging Bell Atlantic Mobile, GTE Wireless and portions of Vodafone AirTouch.

Since 2009, Mr. Seidenberg has chaired the Business Roundtable, an influential association of CEOs of leading U.S. companies. In June 2010, President Barack Obama appointed him to the President’s Export Council, which advises the President on how to promote U.S. exports, jobs and growth. In 2007 President George W. Bush named him to the National Security Telecommunications Advisory Committee, which provides counsel on communications issues related to national security. He is a member of the New York Academy of Sciences’ President’s Council and serves on the board of trustees of the New York-Presbyterian Hospital, The New York Hall of Science, Pace University and the Paley Center for Media. He is a former chairman of the board for the U.S. Telecom Association and has been active in many other civic and educational organizations.

Mr. Seidenberg earned a bachelor’s degree in mathematics from Lehman College, part of the City University of New York, and a master’s degree in business administration and marketing from Pace University.

Additional information about BlackRock’s Board of Directors, including Mr. Seidenberg’s extended bio, can be found in the “Investor Relations” section of www.blackrock.com.

About BlackRock

BlackRock is a leader in investment management, risk management and advisory services for institutional and retail clients worldwide. At September 30, 2010, BlackRock’s AUM was $3.446 trillion. BlackRock offers products that span the risk spectrum to meet clients’ needs, including active, enhanced and index strategies across markets and asset classes. Products are offered in a variety of structures including separate accounts, mutual funds, iShares® (exchange traded funds), and other pooled investment vehicles. BlackRock also offers risk management, advisory and enterprise investment system services to a broad base of institutional investors through BlackRock Solutions®. Headquartered in New York City, as of September 30, 2010, the firm has approximately 8,900 employees in 24 countries and a major presence in key global markets, including North and South America, Europe, Asia, Australia and the Middle East and Africa. For additional information, please visit the Company’s website at www.blackrock.com.

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